Exhibit 11.2

Independent Auditor’s Consent Letter

We consent to the inclusion of our report dated March 28, 2025, with respect to the financial statements of Groundfloor Loans 1 LLC as of December 31, 2024 and 2023, and for the year ended December 31, 2024 and period ended December 31, 2023, which appears in the accompanying Annual Report on Form 1-K of Groundfloor Loans 1 LLC.

/s/ Foti, Flynn, Lowen & Company, P.C.

Roanoke, Virginia

March 28, 2025

A firm of CPAs and Financial Consultants

(540) 344-9246 Fax: (540) 344-9264

501 S. Jefferson Street, Roanoke, Virginia 24011

Post Office Box 12765, Roanoke, Virginia 24028-2765

http://www.fflc.com